Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT	NORTHERN DISTRICT OF TEXAS
NORTHERN DISTRICT OF TEXAS DALLAS DIVISION	FILED APR 19 2012 CLERK, U.S. DISTRICT COURT
	By	/s/ K. F.
Deputy

AXCESS INTERNATIONAL, INC.,		§
	Plaintiff,	§
§ Case No. 3:10-cv-1033-F
v.		§
§
SAVI TECHNOLOGIES, INC.,		§
.	Defendant.	§

CLAIM CONSTRUCTION ORDER

BEFORE THE COURT are the following: Plaintiff Axcess International, Inc.’s (“Axcess”) and Defendant Savi Technologies, Inc.’s (“Savi”) Joint Claim Construction and Prehearing Statement (Doc. No. 71); Axcess’s Opening Claim Construction Brief (Doc. No. 118); Savi’s Opening Claim Construction Brief (Doc. No. 120); Axcess’s Responsive Claim Construction Brief (Doc. No. 130); and Savi’s Responsive Claim Construction Brief (Doc. No. 128). These filings address the construction of nine claim terms of the patent-in-suit: United States Patent No. 6,294,953 (“the ‘953 Patent”). The Court held a claim construction hearing on April 9, 2012. After considering the submissions and arguments of counsel and consulting with the Special Master, the Court adopts the constructions set forth in this Order.

I.       Background

Radio Frequency Identification (RFID) systems enable the management and tracking of personnel, assets, and other objects. Such systems use a base station, or “interrogator,” which communicates with portable tags that are affixed to the objects to be identified or tracked. The base station interrogates the tag by sending a modulated carrier signal that triggers the tag to activate circuitry capable of communicating an appropriate response back to the base station. The process by which the tag recognizes and interprets the data communicated by the base station is known as demodulation.

RFID tags are typically powered by a small battery that enables the circuitry within them to receive and respond to signals from the base station. In order to achieve a longer battery life, remote radio tags typically operate at low or very low frequency. This leads to low levels of sensitivity and a limited range of operation. The ‘953 Patent, entitled HIGH SENSITIVITY DEMODULATOR FOR A RADIO TAG AND METHOD, responds to these problems. It describes “a high sensitivity demodulator for a radio tag and method . . . which substantially eliminates or reduces disadvantages and problems associated with conventional demodulators for radio tags.” ‘953 Patent col.1 1.39–44. The patent discloses a radio tag that uses circuitry capable of demodulating low powered analog carrier signals while drawing minimal current to improve the sensitivity and operational range of the radio tag while maintaining longer battery life.

The United States Patent Office (“PTO”) issued the ‘953 patent to Axcess, a provider of RFID products and services throughout the United States, on September 25, 2001, from Application No. 09/258,974, filed February 26, 1999. On May 21, 2010, Axcess filed suit against Savi, one of its competitors in the RFID market, accusing Savi’s RFID tags of infringing Claims 1–7, 9–16, and 20–27 of the ‘953 Patent.

The parties have agreed to the construction of nine claim terms of the ‘953 Patent. These constructions are detailed in Exhibit A to the parties’ Joint Claim Construction Statement (Doc. No. 71-1). Nine claim terms remained in dispute at the time of the hearing.(1) The Court appointed T. John Ward as Special Master to assist it in construing the disputed claims on November 17, 2011 (Doc. No. 105).

II.      General Principles Governing Claim Construction

“It is a bedrock principle of patent law that the claims of a patent define the invention to which the patentee is entitled the right to exclude.” Innova/Pure Water, Inc. v. Safari Water Filtration Sys., Inc., 381 F.3d 1111, 1115 (Fed. Cir. 2004). Claim construction is a matter of law to be determined by the Court. Markman v. Westview Instruments, Inc., 52 F.3d 967, 977–79 (Fed. Cir. 1995) (en banc), aff’d, 517 U.S. 370 (1996).

To determine the meaning and scope of a disputed claim term, the court examines the words of the claims, the specification, and the prosecution history. Markman, 52 F.3d at 979. A claim term must be read in the context of both the claim of which it is a part and the entire patent, including the specification. Phillips v. AWH Corp., 415 F.3d 1303, 1312-13 (Fed. Cir. 2005) (en banc). The words of a claim “are generally given their ordinary and customary meaning.” Vitrionics Corp. v. Conceptronic, Inc., 90 F.3d 1576, 1582 (Fed. Cir. 1996). The ordinary and customary meaning of a claim term is “the meaning that the term would have to a person of ordinary skill in the art in question at the time of the invention.” Phillips, 415 F.3d at 1313. For some cases, “the ordinary

(1) On April 17, 2012, eight days after the Markman hearing, Savi informed the Court that it was withdrawing its proposed construction of “threshold voltage generator” and now agrees with Axcess’s proposed construction. By the time the Court received this notice, it had completed its analysis and defined the term for inclusion in this Order. Upon examination, the Court finds that the agreed upon construction is consistent with its analysis and adopts the agreed definition of “threshold voltage generator.”

meaning of claim language as understood by a person of skill in the art may be readily apparent even to lay judges, and claim construction in such cases involves little more than the application of widely accepted meaning of commonly understood words.” Phillips, 415 F.3d at 1314 (citing Brown v. 3M, 265 F.3d 1349, 1352 (Fed. Cir. 2001)). However, where determining the ordinary and customary meaning of a claim requires examination of terms that have a particular meaning in a field of art, the Court may also look to extrinsic evidence concerning relevant scientific principles, the meaning of technical terms, and the state of the art. Phillips, 415 F.3d at 1314; Innova, 381 F.3d at 1116. Such evidence is to be used for the Court’s understanding of the patent, and not to vary or contradict the terms of the claims. Markman, 52 F.3d at 981.

As part of its review of the intrinsic evidence, the Court also looks to the patent’s specification. The specification consists of a written description of the invention that enables one of ordinary skill in the art to make and use the invention. The specification is “highly relevant,” and the Federal Circuit has identified it as “the single best guide to the meaning of a disputed term.” Vitrionics, 90 F.3d at 1582. “The descriptive part of the specification aids in ascertaining the scope and meaning of the claims inasmuch as the words of the claims must be based upon the description. The specification is, thus, the primary basis for construing the claims.” Standard Oil Co. v. Am. Cyanamid Co., 774 F.2d 448, 452 (Fed. Cir. 1985). “[C]laims must be construed so as to be consistent with the specification, of which they are a part.” Merck & Co. v. Teva Pharms. USA, Inc., 347 F.3d 1367, 1371 (Fed. Cir. 2003). However, unless they expressly provide otherwise, the claims of a patent are not limited to specific embodiments recited in the specification. Phillips, 415 F.3d at 1323; Prima Tek II, L.L.C. v. Polypap, S.A.R.L., 318 F.3d 1143, 1151 (Fed. Cir. 2003).

The Federal Circuit has also directed that courts should consider the prosecution history of a patent in construing a claim. Phillips, 415 F.3d at 1317; see also Graham v. John Deere Co., 383 U.S. 1, 33 (1966). The prosecution history “consists of the complete record of the proceedings before the PTO and includes the prior art cited during the examination of the patent.” Phillips, 415 F.3d at 1317. The prosecution history can assist the court in determining how the inventor and the PTO understood the patent. Id. However, while the prosecution history is valuable to the court’s construction of a claim, its nature as an ongoing negotiation between the PTO and the inventor causes it to lack the clarity of the specification. Id.; Athletic Alternatives, Inc. v. Prince Mfg., Inc., 73 F.3d 1573, 1580 (Fed. Cir. 1996). Therefore, due to its potential for ambiguity, the prosecution history is less useful than the’specification for claim construction purposes. Phillips, 415 F.3d at 1317.

III.     Application

As an initial matter, the Court notes that Savi’s conduct throughout this litigation has been a source of frustration for the Court and the Special Master and, based upon its arguments at the hearing, for Axcess as well. Savi has proposed any number of different constructions of the disputed claim terms in its briefing since the parties submitted their Joint Claim Construction Statement on August 11, 2011. The varying constructions indicated to the Court and the Special Master and apparently to Axcess that Savi was substantively changing its arguments with respect to the terms. When Axcess raised its confusion over the differing proposals at the Markman hearing, Savi announced that some of its new proposals represent new claim construction positions, while others represent alternative constructions designed to accommodate some of Axcess’s arguments. However, at no point did Savi discuss these “alternative” positions with Axcess to determine if some agreement could be reached, nor did it make any attempt to explain what it was doing to Axcess, the Court, or the Special Master before the very end of the Markman hearing. Savi then provided the Court and Axcess with a chart summarizing its latest proposals and alternatives, and announced its intention to withdraw the alternatives in light of the confusion they have caused. As such, the Court understands that Savi now stands behind the primary proposals listed in this chart.

The metamorphosis of Savi’s position on each claim term throughout the claim construction process has caused all involved to spend a great deal of time attempting to understand each new proposal and how it might impact the parties’ disputes over the terms, because Savi failed to explain its approach, which was highly improper, whether explained or not. Henceforth, Savi’s lawyers must communicate better with the Court and opposing counsel. In light of Savi’s conduct, Axcess rightfully protests that because of the frequent changes in Savi’s position, it has not had an adequate opportunity to rebut the constructions Savi finally proposes. While the Court finds Savi’s conduct improper, the intrinsic record provides sufficient information for the Court to construe the disputed terms without the need for additional extrinsic evidence from either party. However, because of the extra time Savi has caused all involved to spend trying to determine its elusive positions, the Court reallocates the costs of the Special Master’s services as follows: Savi will bear three-fourths of the cost of his services and Axcess will bear one-fourth of the cost. The Special Master shall bill each party for services rendered without further description of actual work in an amount that reflects the above-described allocation of costs. Upon request, the Court will review the details of the Special Master’s billing statements in camera.

A. Central Disputes

Axcess asserts that none of the disputed terms require the Court’s construction. Having reviewed the parties’ briefs and arguments, the Court finds that there is substantial ground for disagreement with regard to the scope of each of the claim terms at issue, and therefore construes all nine. See 02 Micro Intern. Ltd. v. Beyond Innovation Technology Co., Ltd., 521 F.3d 1351, 1360 (Fed. Cir. 2008) (“When the parties raise an actual dispute regarding the proper scope of these claims, the court, not the jury, must resolve that dispute.”). However, before turning to the individual claim terms, the Court resolves one of the parties’ fundamental disputes about the scope of the ‘953 Patent that impacts the construction of many of the disputed terms.

The parties’ central dispute concerns the role of the comparator as claimed in the ‘953 Patent. Savi advocates for a construction of the claims that would limit the scope of the patent to those tags that use comparators to demodulate the signal received from the base station by removing the radio frequency carrier wave. Savi contends that the ‘953 Patent specifically characterizes “the invention” as a comparator that demodulates a received signal in such a fashion. Axcess counters that the ‘953 Patent applies to all RFID tags that employ circuitry as disclosed in the specification with the capacity to receive, process, evaluate, and respond to weak signals without compromising the battery life of the tag or the distance over which it can operate. Axcess asserts that the ‘953 Patent does not require the comparator to be a demodulator. The Court’s resolution of this dispute bears on the proper construction of most of the disputed claim terms.

To determine the scope of the ’953 Patent, the Court looks first to the specification and claims. Both indicate that the ‘953 patent is not limited to a comparator that demodulates a received signal by removing the carrier wave as Savi suggests. The specification describes a radio tag with a comparator that demodulates a received signal as one embodiment of the ‘953 Patent: “According to one embodiment of the present invention, there is provided a radio frequency tag comprising a threshold voltage generator and a comparator for demodulating a received signal.” ‘953 Patent co1.1 1.44–48 (emphasis added). The specification also makes clear that the base station can employ multiple modulation schemes to communicate data to the tags, which require the tags to perform different methods of demodulation with variations of the disclosed embodiments. See, e.g., id. co1.2 1.63–67 (“In this embodiment, base unit 10 utilizes amplitude modulation to carry the communicated signal on the carrier wave. It will be understood that other suitable modulation schemes may be used.”), co1.3 1.15–23 (explaining that “[i]n one embodiment, radio tag 30 and base unit 10 may each transmit and receive at the same frequency. . . . Alternatively, radio tag 30 may receive signals on a first frequency and transmit signals on a second discrete frequency”), col.3 1.35–36 (“In an exemplary embodiment, tuner circuit 42 is set to 132 KHz but may be set to any suitable frequency.”).

Further, where a claim uses the word “comprising,” it is not limited to a device or product having only the elements recited in the claim, but also covers devices or products that add additional elements or features. See CIAS, Inc. v. Alliance Gaming Corp., 504 F.3d 1356, 1360 (Fed. Cir. 2007) (explaining that the usual and general meaning of “comprising” is “that the ensuing elements or steps are not limiting”). Every one of the claims of the ‘953 patent begins with such an open-ended phrase, including: “[a] radio frequency tag, comprising” or “[a] method for demodulating a signal at a radio frequency tag, comprising” followed by a list of elements,” further indicating the patent is not limited as Savi suggests. ‘953 Patent col. l 1.32—co1.12 1.27.

Savi’s proposed interpretation of the ‘953 Patent is also contradicted by agreed authority on RFID systems that describes demodulation as a process that need not happen in a particular way or on a particular component of an RFID device. Multiple times in the record considered by the Court, Savi refers to a publication entitled “Radio Frequency Identification RFID, A basic primer,” and its accompanying glossary, as part of the intrinsic record of the ‘953 patent. See Def.’s Opening Claim Construction Br., at 12 (“The patentee also submitted a publication entitled “RFID–A Basic Primer to the patent examiner during prosecution (App. 90-104), which became part of the intrinsic record.”). Savi’s expert, Dr. Marlin Mickle, explains in his opening declaration that Axcess submitted these publications to the PTO for consideration by the patent examiner, and expressly stated at the hearing that they are part of the intrinsic record. Rule 4.3(d) Statement of Dr. Marlin H. Mickle in Support of Savi’s Claim Constructions, Ex. D to Joint Claim Construction Statement (Doc. No. 71-4). Axcess does not dispute Savi’s representation of this authority as part of the intrinsic record. The law is clear that the patentee is his own lexicographer. Typhoon Touch Tech., Inc. v. Dell, Inc., 659 F.3d 1376, 1382 (Fed. Cir. 2011). Accordingly, the Court accepts the contents of these publications as agreed authority on RFID technology, part of the intrinsic record, and persuasive evidence of what a person of ordinary skill in the art would understand the claims of the patent to mean at the time the application was filed.

The primer explains, “[t]o transfer data efficiently via air interface or space that separates the two communicating components requires the data to be superimposed upon a rhythmically varying (sinusoidal) field or carrier wave. This process of superimposition is referred to as modulation, and various schemes are available for this purposes [sic], each having particular attributes that favour their use.” AIM International WP-98/001R, Radio Frequency Identification RFID, A Basic Primer, App. to Def.’s Opening Claim Construction Br., at 93 (emphasis added). The glossary defines “modulation” as:

[a] term to denote the process of superimposing (modulating) channel encoded data or signals onto a radio frequency carrier to enable the data to be effectively coupled or propagated across an air interface. Also used as an associative term for methods used to modulate carrier waves. Methods generally rely on the variation of key parameter values of amplitude, frequency or phase. Digital modulation methods are [sic] principally feature amplitude shift keying (ASK), frequency shift keying (FSK), phase shift keying (PSK) or variants.

AIM International WP-98/001R, Radio Frequency Identification RFID, A Glossary, App. to Def.’s Opening Claim Construction Br., at 119 (emphasis added). “Demodulation” is defined as the “[p]rocess of recovering channel encoded data from a modulated carrier waveform.” Id. at 113 (emphasis added). Dr. Mickle, Savi’s own expert, quoted this exact language on page 8, note 10 of the statement that he gave in conjunction with the parties’ Joint Claim Construction Statement. Rule 4.3(d) Statement of D. Marlin H. Mickle, at 8 n.10. The glossary defines “channel encoding” as “[t]he application of coding schemes to facilitate effective channel transmission of the source encoded data.” AIM Glossary, at 111. The primer and the glossary make clear that demodulation is a process that involves multiple steps, stages, and electrical circuitry; it is not a singular event that occurs in isolation on the comparator, nor does it require the “removal” or “stripping away” of the carrier wave as Savi now contends. The Court is unable to locate this language proposed by Savi anywhere in the ‘953 Patent or the intrinsic record.

Further, the primer confirms that there are three different methods of modulation commonly used in RFID systems, all of which require different methods of demodulation. As noted above, the preferred embodiment of the ‘953 Patent describes a system based on amplitude modulation: In the exemplary embodiment “base unit 10 utilizes amplitude modulation to carry the communicated signal on the carrier wave.” ‘953 Patent co1.2 1.61-66. However, the specification discloses that other methods of modulation may be used with the claimed devices and methods as well: “other suitable modulation schemes may be used.” Id. at co1.2 1.66-67.

Based on the Court’s review of the patent claims and the intrinsic record, the Court is of the opinion that the novelty of the invention described by the ‘953 patent is not a tag in which the comparator demodulates the signal received from the base station by removing the radio frequency carrier wave, but a new and improved tag that uses a highly efficient comparator and method to receive, process, evaluate, and respond to much weaker signals than such tags were capable of doing before. This innovation increases the operable life span of the radio tag, as well as the distance over which the tag can operate. Savi’s contention that the ‘953 patent is limited to those tags in which the comparator demodulates the received signal by removing the carrier wave contradicts the express patent language and the intrinsic record, and improperly attempts to limit the invention to its preferred embodiment. Savi’s attempt to so limit the scope of the patent-in-suit is reflected in the majority of its proposed constructions of the disputed terms.

With this understanding of the ‘953 Patent in mind, the Court now turns to the disputed terms.

B. Disputed Terms

1. “operable to demodulate”—claims 1, 3, 6, 7, 9, 15, 24

Axcess’s Proposed Construction	Savi’s Proposed Construction
“operable to extract a communicated signal present on a modulated carrier wave.”	“capable of extracting a communicated signal from a modulated radio frequency carrier wave (RF) by removing the radio frequency carrier wave (RF).”

Savi has proposed four different constructions for the claim term “operable to demodulate” in its briefing. They include: “capable of extracting a communicated signal from a modulated RF carrier wave”; “capable of extracting a communicated signal from a modulated radio frequency carrier wave (“RF”)”; “capable of extracting a communicated signal from a modulated radio frequency carrier wave (“RF”) by removing the radio frequency carrier wave (“RF”)”; and “capable of removing the radio frequency carrier wave from a modulated radio frequency carrier wave”. It finally became clear at the hearing that Savi argues that “demodulate” refers to the removal of the radio frequency carrier wave. Axcess counters that demodulation requires only that the communicated signal be extracted from the modulated radio frequency carrier wave, and that extraction does not require removal of the carrier wave.

The Court finds that demodulation does not require removal of the carrier wave. The patent teaches that demodulation refers to the process of extracting the communicated signal by changing its form into a square wave or digital bit stream: “Demodulator 44 demodulates the received signal and extracts the communicated signal in the form of a square wave, or digital bit stream for processing by tag processor;” “[a]fter demodulator 44 extracts the communicated signal from the carrier wave, the communicated signal is forwarded to tag processor 38 for processing.” ‘953 Patent col. 3 1.40-42; 50-52 (emphasis added). The specification makes no reference to “stripping away” or “removing” the carrier wave as Savi advocates. Instead, the form of the carrier wave is changed so that the signal may be processed, but retained. This interpretation of “operable to demodulate” is further supported by the RFID primer and glossary that both sides hold out as part of the intrinsic record. The primer defines “demodulation” without any reference to removing the carrier wave: “demodulation” is the “[p]rocess of recovering channel encoded data from a modulated carrier waveform.” RFID, A Glossary, at 113.

Dr. Mickle asserts in his rebuttal declaration that “use of the term ‘demodulate’ to refer to removal of the radio frequency carrier wave is ... common usage in the RFID art.” Mickel Decl., App. to Def.’s Resp. Claim Construction Br., at 433 (Doc. No. 129). In support of his opinion, Dr. Mickel cites the following definition of “demodulate” as it appears on the website of the RFID Tribe, a Texas-based association for RFID professionals: “the process of extracting a data signal by subtracting out the carrier wave.” Ex. 1 to Mickel Decl., App. to Def.’s Resp. Claim Construction Br., at 440. However, Dr. Mickel does not explain how or why this extrinsic evidence might have influenced a person of ordinary skill in the art’s interpretation of the ‘953 Patent at the time it was filed, nor is there any indication in his declaration or on the website of how long this definition of “demodulation” has been posted on the site. Even more significantly, this online definition directly contradicts the above-discussed language from the specification of the ‘953 Patent and the mutually recognized authority on RFID technology from the intrinsic record. For these reasons, the Court does not find Dr. Mickel’s opinion on this point persuasive.

The Court also notes that in this proposed construction and most others, Savi renames “radio frequency carrier wave” with the acronym “RF.” However, “RF” stands for “radio frequency,” not “radio frequency carrier wave.” Only a specific type of radio frequency signal, those that are modulated, involve carrier waves. See Radio Frequency Identification RFID, A Basic Primer, at 93 (“To transfer data efficiently via the air interface or space that separates the two communicating components requires the data to be superimposed upon a rhythmically varying (sinusoidal) field or carrier wave.”). As explained in further detail below, there are any number of other types of radio frequency signals, such as noise, that are not modulated and do not involve carrier waves. Such unmodulated signals are also contemplated by the ‘953 Patent. Savi’s attempt to define “RF” as a “radio frequency carrier wave” reflects its position that “the invention” of the

‘953 patent is nothing more than a comparator that demodulates the received signal by removing the carrier wave. For the sake of clarity, the Court declines to use acronyms in its constructions of the disputed terms; nevertheless, the Court rejects Savi’s attempt to narrow the commonly understood definition of the acronym “RF.” “RF” stands for nothing more than “radio frequency.” Accordingly, “operable to demodulate” is construed as “capable of extracting a communicated signal present on a modulated radio frequency carrier wave.”

2. “demodulating a signal at a radio frequency tag”—claims 20-23, 25-27

Axcess’s Proposed Construction	Savi’s Proposed Construction
“extracting a communicated signal from a present on a modulated carrier wave at a radio frequency tag.”	“extracting a communicated signal from a modulated radio frequency carrier wave (RF) at a radio frequency tag by removing the radio frequency carrier wave (RF).”

Savi has proposed three different constructions for the claim term “demodulating a signal at a radio frequency tag.” They include: “extracting a communicated signal from a modulated RF carrier wave at a radio frequency tag”; “extracting a communicated signal from a modulated radio frequency carrier wave (“RF”) at a radio frequency tag”; and “extracting a communicated signal from a modulated radio frequency carrier wave (“RF”) at a radio frequency tag by removing the radio frequency carrier wave (“RF”)”. The parties’ dispute with respect to this claim term is closely tied to their dispute over the term “operable to demodulate.” As the Court has already concluded that the comparator described by the ‘953 patent does not strip away or remove the radio frequency carrier wave, the Court rejects Savi’s proposed construction, and adopts Axcess’s “extracting”

language. Accordingly, “demodulating a signal at a radio frequency tag” is construed as “extracting a communicated signal present on a modulated radio frequency carrier wave at a radio frequency tag.”

3. “received signal”––claims 1-7, 9-16, 20-27

Axcess’s Proposed Construction	Savi’s Proposed Construction
“electrical signal received from the antenna.”	“modulated radio frequency carrier wave (RF) signal received from the antenna.”

Savi has proposed three different constructions for the claim term “received signal.” They include, “modulated RF signal received from the antenna”; “modulated radio frequency carrier wave (“RF”) signal received from the antenna”; and “modulated radio frequency carrier wave (RF) signal and noise received from the antenna.”

The parties agree that the signal is “received from the antenna.” Their dispute with respect to the proper construction of the claim term “received signal” turns on the type of signal received and parallels their broader dispute over whether the ‘953 patent requires the comparator to demodulate the received signal. In its opening claim construction brief, Savi argues that because “the invention” of the ‘953 Patent is a tag with a comparator that demodulates a received signal, the received signal must be a modulated carrier wave: “otherwise there would be no need to demodulate it and the claimed demodulator would not exist.” Def.’s Opening Claim Construction Br., at 10 (Doc. No. 120). Axcess counters that the ‘953 Patent imposes no limitation on the type of signal received from the antenna.

The Court has already rejected Savi’s characterization of “the invention” of the `953 patent as a comparator that demodulates a received signal by removing the radio frequency carrier wave for the reasons explained above. However, the patent’s use of the term “received signal” leaves little doubt that the signal need not be modulated as Savi proposes. The patent uses the term “received signal” in reference to both the signal that reaches the antenna and the signal that reaches the comparator. For example, claim 2 of the patent reads:

2. A radio frequency tag, comprising:

. . .

A comparator having a first comparator input coupled to an antenna to accept a received signal and a second comparator input coupled to the threshold voltage generator output to receive the threshold voltage signal, the comparator powered by the local power supply and operable to compare the received signal to the threshold voltage signal.

‘953 Patent co1.7 1.49–54 (emphasis added). The intrinsic record is clear that a “received signal” that reaches the antenna is not limited to modulated radio frequency carrier waves. The specification explains,

FIG. 4 illustrates a method for receiving and processing a radio frequency signal in the radio tag 30. Referring to FIG. 4, the method begins at step 102 where tag antenna 32 receives an analog signal which may contain either a modulated communicated signal from base unit 10 or general band noise occurring on the target frequency.

Id. col.6 1.64—co1.7 1.2 (emphasis added). The parties agree that noise is an unmodulated radio frequency signal. The same words, “received signal,” are used to describe the signal received from the antenna at the comparator. See, e.g., id. co1.7 1.41–43 (“. . . the comparator powered by the local power supply and operable to demodulate the received signal”); id. co1.7 1. 53–54 (“. . .the comparator powered by the local power supply and operable to compare the received signal”). “[W]hen different claims of a patent use the same language, we give that language the same effect in each claim.” Innova, 381 F.3d at 1119. Therefore, the signal that arrives at the comparator from the antenna can, but need not, be modulated.

There was a great deal of discussion at the Markman hearing about different types of electrical circuitry that act on the incoming signal in various ways after it is received at the antenna and before it reaches the comparator. Both parties refer to this electrical circuitry as “intervening circuitry.” Such intervening circuitry is clearly contemplated by the patent: all claims are “comprising” claims, meaning they include, but are not limited to, the electrical circuitry expressly disclosed. For example, an intervening “tuner” that tunes the signal before it is sent to the comparator is depicted in the embodiments illustrated by Figures 1 and 4, and a “tuner circuit” is discussed at length in the specification. ‘953 Patent co1.3 1.26–49. Because, as established, “received signal” refers both to signals received by the antenna and to signals received by the comparator, the Court seeks to construe “received signal” broadly enough to encompass those signals that are received by the antenna and those signals that reach the comparator even after they have been acted upon by various intervening electrical circuitry. Accordingly, the Court construes “received signal” as “radio frequency signal originally received by the antenna that may contain the communicated signal for extraction from the carrier wave during the process of demodulation and may contain noise and/or other signals.”

Savi contends that the broad definition proposed by Axcess would render the claim invalid. Although the Court did not adopt Axcess’s proposed definition, the Court would point out that questions of invalidity for lack of written description, lack of enablement, or in view of the prior art are not before the Court at this time. These matters may be raised later in the litigation if they remain at issue after the claims are defined by the Court in this Order.

4.              “threshold voltage signal”—all asserted claims

Axcess’s Proposed Construction	Savi’s Proposed Construction
“the output of the threshold voltage generator”	“fixed voltage in the radio frequency tag for determining if a communicated signal is present”

5.              “threshold voltage generator”—claims 1-7, 9-16, and 24

Axcess’s Proposed Construction	Savi’s Proposed Construction(2)
“circuitry that provides a voltage representing a threshold level.”	“circuitry that provides a fixed voltage for determining if a communicated signal is present”

As an initial matter, the Court rejects Axcess’s proposed use of “output” as the only limitation in the construction of the term “threshold voltage signal,” as opposed to the narrower term “voltage.” Axcess argues that use of the term “output” gives a more accurate definition because comparators are generally capable of comparing both voltage and current. While this is true, the ‘953 patent clearly involves comparison of voltages and not currents. Accordingly, the Court declines to adopt Axcess’s proposed use of “output” as the only limitation in the construction of “threshold voltage signal.”

The parties’ remaining disputes with respect to these two terms are 1) whether the ‘953 patent requires the voltage to be fixed and 2) whether the output of the threshold

(2) As previously indicated, Savi withdrew its proposed construction of “threshold voltage generator” after the Markman hearing and adopted Axcess’s definition. The Court finds that the parties’ proposal is consistent with its analysis and adopts the agreed construction.

voltage generator should be described as “determining if a communicated signal is present.” Axcess argues that there is nothing in the claim language to indicate that the threshold voltage signal must be fixed, and that the specification makes clear that the output of the threshold voltage generator may be constant or varied depending on how it is implemented. Savi counters that the patent “provides a constant voltage to the comparator ‘to insure that the sensitivity of comparator 52 is constant and does not fluctuate.’” Def.’s Br., at 25 (quoting ‘953 Patent co1.6 1.43-45).

The specification makes clear that while the threshold voltage signal is constantly generated by the threshold voltage generator, the voltage level of that signal is not fixed, but can vary during the life of the tag. At column 6, lines 21 through 63, the patent explains that in one embodiment of the invention, the “threshold voltage generator may be implemented as a voltage divider circuit.” ‘953 Patent co1.6 1.21-22. In this embodiment, the “[c]apacitor is connected across second resistor in order to provide a constant voltage on threshold voltage signal. Capacitor insures that the sensitivity of comparator is constant and does not fluctuate with any fluctuations in local power source.” Id. co1.6 1.41-45. The patent, therefore, teaches that “the threshold voltage signal is constantly generated.” Id. co1.7 1.7-8. However, that the signal is constant does not mean that its voltage level is “fixed” as Savi asserts. Instead, the patent teaches that the threshold voltage signal can vary depending on the design and implementation of the threshold voltage generator. In the embodiment described above, “[t]he resistance of second resistor is chosen to generate the appropriate voltage for threshold voltage signal. By varying the resistance of second resistor, the sensitivity of demodulator may be varied. An increase in the resistance of second resistor results in lower sensitivity of demodulator.” Id. co1.6 1.35–40. This embodiment of the invention demonstrates that the voltage level of the threshold voltage signal is selected for comparison to the received signal, but can be varied to increase or decrease the sensitivity of the tag.

Axcess also objects to the “determining if a communicated signal is present” language that Savi proposes. Axcess argues that Savi is attempting to impose a functional limitation on the role of the threshold voltage signal that is not to be found anywhere in the patent. Axcess emphasizes that while the “output of the threshold voltage generator can be useful for determining whether a communicated signal is present, the ‘953 Patent specification makes clear that there are other aspects to the invention of the ‘953 patent that also play a role in determining whether a communicated signal is present, such as the use of a wake up signal.” Pl.’s Br., at 13. Savi does not address or defend its inclusion of this language. The Court agrees with Axcess that the addition of “for determining whether a communicated signal is present” improperly limits the role of the threshold voltage signal. Accordingly, “threshold voltage signal” is construed as “the signal generated by the threshold voltage generator with a voltage value selected prior to the arrival of a received signal at the comparator that may be varied during the life of the tag” for both the method and apparatus claims; and “threshold voltage generator” is construed as “circuitry that provides a voltage representing a threshold level.”(3)

(3) This construction reflects the parties’ agreement.

6. “operable to compare . . . generate a digital output based on the comparison”—claims 2, 4, 5, 10-14, and 16

Axcess’s Proposed Construction	Savi’s Proposed Construction
“operable to generate a binary output based on the comparison.”	“operable to demodulate by comparing voltage levels of two inputs, and generating a binary, high or low output based on the comparison.”

Savi has proposed two different constructions for the claim term “operable to compare . . . generate a digital output based on the comparison.” They include: “compares voltage levels of two inputs, and operable to demodulate by generating a binary, high or low output based on the comparison”; and “operable to demodulate by comparing voltage levels of two inputs, and generating a binary, high or low output based on the comparison.”

Savi argues that operable to compare and operable to demodulate mean the same thing. Axcess asserts that Savi’s position is wrong for all the same reasons that its proposed construction of “operable to demodulate” is wrong. The Court agrees. The law is well established that when different words are used in separate claims, they are presumed to have different meanings. Comark Commc’ns, Inc. v. Harris Corp., 156 F.3d 1182, 1187 (Fed. Cir. 1998). As explained above, the Court has already rejected Savi’s proposed construction of “operable to demodulate,” and its position that demodulation is the sole responsibility of the comparator in the ‘953 patent. Therefore, the Court rejects

Savi’s proposed construction to the extent that it repeats earlier arguments with respect to demodulation, and now turns to the proper construction of this independent claim phrase.

The summary of the invention explains that

[t]he threshold voltage generator generates a threshold voltage signal and forwards that signal to a first comparator input. An antenna receives a signal and forwards that received signal to a second comparator input. The comparator generates a digital output signal based on the results of the comparison of the two inputs.

‘953 Patent col.1 1.48–53. If the communicated signal is less than the threshold voltage signal, the comparator generates a low output. If the communicated signal is greater than the threshold voltage signal, the comparator generates a high output that triggers the processing of the digital signals for the purpose of communicating back to the base station. ‘953 Patent co1.7 1.8–18. In either case, a binary output is generated based on the comparison of the two voltages. Axcess argues that Savi’s proposed construction improperly limits the input and output signals of the comparator to voltage only, because inputs to the comparator can include currents or voltages. However, as the Court has already noted, the ‘953 Patent is clearly directed to comparisons of voltages—there is no mention of the comparator comparing anything other than voltages. Therefore, the Court rejects Axcess’s position on this point. Accordingly, “operable to compare. . . generate a digital output based on the comparison” is construed as “capable of generating a binary output based upon a comparison of at least two voltages.”

7. “comparator”—claims 2-5, 10-13, (14), 15, 16, 24

Axcess’s Proposed Construction	Savi’s Proposed Construction
“circuitry that compares two voltages or	“circuitry that compares two input

currents and switches its output to indicate which is larger”	voltages and switches its output high or low depending on which input voltage is larger”

The parties’ disputes with respect to this claim term turn on whether the comparator is limited to comparing voltages or if it can also compare currents, and whether the “high or low” language that Savi proposes should be included in the construction. Axcess argues that Savi’s proposed construction improperly limits the input and output signals of the comparator to voltage only because currents can also be input into the comparator. Axcess further argues that one of ordinary skill in the art would understand that the output of the comparator is “not limited to just two discrete states.” Savi counters that the ‘953 patent is directed only to voltage comparisons, and that the comparator described in the ‘patent is only capable of producing a high output or a low output.

As explained above, the Court rejects Axcess’s proposed use of the term “current” because the ‘953 patent is directed exclusively toward voltages. The Court finds that the “high or low” language proposed by Savi is unnecessary given the later statement “to indicate which is larger.” Accordingly, “comparator” is construed as “circuitry that is capable of comparing at least two voltages and switching its output to indicate which is larger.”

8. “antenna”—claims 1, 2, 4-5, 10-13, 15-19, 24

Axcess’s Proposed Construction	Savi’s Proposed Construction
“a circuit element for receiving an RF signal”	“device for receiving modulated radio frequency carrier wave (RF) signals”

Savi has proposed three different constructions for the claim term “antenna.”

They include, “device for receiving modulated radio frequency (RF) signals”; “device for receiving modulated radio frequency carrier wave (RF) signals”; and “device for receiving modulated radio frequency carrier wave (RF) and noise.”

Savi’s inclusion of the term “modulated RF carrier wave signals” reflects its position that “the invention” of the ‘953 Patent is a comparator that demodulates the signal received from the base station by removing the radio frequency carrier wave. As explained at the outset of this Order, the Court has rejected Savi’s contentions on this point. It is clear from the specification that the tag antenna receives both modulated and unmodulated signals. ‘953 Patent col.6 1.65–69 (“Referring to FIG 4, the method begins at step 102 where tag antenna receives an analog signal which may contain either a modulated communicated signal from base unit 10 or general band noise occurring on the target frequency.”). Both parties propose describing the “antenna” as only “receiving” the signals. However, the specification clearly states “Tag antenna 32 allows radio tag 30 to transmit and receive radio frequency signals.” ‘953 patent 3:11-13 (emphasis added). Accordingly, the Court construes “antenna” as “a circuit element that is capable of transmitting to and receiving RF signals from base station.”

9. “coupled to an antenna”—claims 1, 2, (3), 4-5, (6,7,9), 10-13 (14), 15, 16, 24

Axcess’s Proposed Construction	Savi’s Proposed Construction
“in electrical communication with an antenna”	“connected directly or indirectly to an antenna to receive a modulated radio frequency carrier wave (RF) signal”

Savi has proposed three different constructions for the claim term “coupled to an antenna.” They include, “connected directly or indirectly to an antenna to receive a modulated RF signal”; “connected directly or indirectly to an antenna to receive a modulated radio frequency carrier wave (RF) signal”; and “connected directly or indirectly to an antenna to receive a modulated radio frequency carrier wave (RF) signal and noise.”

Once again, Savi attempts to limit the ‘953 Patent to the preferred embodiment by proposing the “modulated radio frequency carrier wave (RF) signal” language. As explained above, the Court rejects this position and finds that the antenna can receive both modulated and unmodulated signals. Axcess does not appear to object to Savi’s use of the words “connected directly or indirectly.” See Pl.’s Resp., at 15. Accordingly, “coupled to an antenna” is construed as “electrically connected directly or indirectly to an antenna.”

IV. Conclusion

The Court adopts the nine agreed-upon constructions laid out in Exhibit A to the parties’ Joint Claim Construction Statement (Doc. No. 71-1) as follows:

1.               “low propagation delay comparator” is construed as “a comparator having a propagation delay of less than 12 microseconds.”

2.               “leakage current” is construed as “the quantity of electrical current flowing from the power source into the circuitry when the tag is in a quiescent state or in an inactive state.”

3.               “powered by only leakage current” is construed as “powered by only the quantity of electrical current flowing from the power source into the circuitry when the tag is in a quiescent state or in an inactive state.”

4.               “power consumption of the comparator is approximately three microamps” is construed as “the comparator draws approximately three microamps of current when operating.”

5.               “power consumption of the comparator is less than 1 microamp of current” is construed as “the comparator draws less than 1 microamp of current when operating”

6.               “lithium coin cell” is construed as “lithium disk-shaped.”

7.               “propagation delay . . . such that at least seven digital outputs are generated for each period” is construed as “propagation delay of the comparator is less than 1/7th of the period of the carrier frequency.”

8.               “the radio frequency tag has a range in excess of ton [sic] feet” is construed as “the radio frequency tag has a range in excess of ten feet.”

9.               “uses only leakage current from a local power supply” is construed as “uses only the quantity of electrical current flowing from the power source into the circuitry when the tag is in a quiescent state or in an inactive state.”

With respect to the disputed terms of the ‘953 patent, the Court adopts the constructions set forth in this Order. The parties are ORDERED that they may not refer, directly or indirectly, to each other’s claim construction positions in the presence of the jury. Likewise, the parties are ORDERED to refrain from mentioning any portion of this opinion, other than the actual definitions adopted by the Court, in the presence of the jury. Any reference to claim construction proceedings is limited to informing the jury of the definitions adopted by the Court.

IT IS SO ORDERED

Signed this 19th day of April, 2012.
/s/ Royal Furgeson
Royal Furgeson
United States Senior District Judge